GUARANTY AGREEMENT

             THIS GUARANTY effective as of June 5, 2003 (the "Guaranty"), is given by P.W. Stephens, Inc., a California corporation (the "Guarantor"), in favor of Jane C. Barber, an individual (the "Seller").

 Recitals:

 A.        This Guaranty is entered into as a condition to that certain First Amendment to Stock Purchase Agreement (the "First Amendment") of even date herewith between the Guarantor, Home Solutions of America, Inc., a Delaware corporation (the "Company"), and the Seller.  This Guaranty guaranties the payment and performance of all obligations, including reasonable attorneys' fees and expenses, whether or not involving litigation and/or appellate or bankruptcy proceedings (collectively, the "Obligations"), owed by the Company to the Seller, including, without limitation, the obligations set forth in the First Amendment, the Stock Purchase Agreement (the "Stock Purchase Agreement") of November 1, 2002 among the Company, the Guarantor and the Seller, or any other agreement delivered in connection with the First Amendment or the Stock Purchase Agreement, including, without limitation, that certain Pledge and Security Agreement (the "Security Agreement") of even date herewith among the Guarantor, the Company, the Seller and the escrow agent or the Registration Rights Agreement of even date herewith between the Company and the Seller or, as such terms are defined in the Stock Purchase Agreement or the First Amendment, the Amended and Restated Secured Promissory Note (the "Secured Note"), the Second Note, or the Amended and Restated Secured Convertible Note (the "Secured Convertible Note"), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time (collectively, the "Transaction Documents").  The Guarantor has secured its obligations under this Guaranty by the Security Agreement.

B.         The Guarantor is a wholly owned subsidiary of the Company and the Guarantor acknowledges that without this Guaranty the Seller would not be willing to enter into the First Amendment.

 Agreement:

             NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

 1.         Guaranty.

             1.1       Guaranty.  The Guarantor, as direct obligor and not merely as a surety, hereby unconditionally, absolutely, and irrevocably guarantees to the Seller (i) that the Company shall repay to the Seller the Obligations within the period of time provided in the Transaction Documents, and all other amounts due to the Seller, including, without limitation, all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure the Obligations, and (ii) the full and prompt performance and payment of all of the Obligations under the Secured Convertible Note, the Secured Note, and the other Transaction Documents.  If the Company should default in the payment or performance of any of the Obligations, the Guarantor, as direct obligor and not merely as a surety, shall forthwith pay or perform such Obligations without notice or demand by the Seller in the manner and on the day required by this Guaranty.

            1.2       Continuing Guaranty.  The Guarantor agrees that its obligations pursuant to this Section 1 are unconditional, absolute, and irrevocable and shall not be released, discharged or affected in any way by any circumstances or condition, including, without limitation:

                         (a)        Any amendment or modification or other change to any of the Transaction Documents;

                         (b)        Any failure, omission or delay on the part of the Company to conform or comply with any term of any of the Transaction Documents;

                         (c)        Any release or discharge by operation of law of the Company or any guarantor from any obligation or agreement contained in any of the Transaction Documents or this Guaranty; and

                         (d)        Any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against the Company or the Guarantor.

             1.3.      Guaranty of Payment and Not of Collection.  The liability of the Guarantor shall be continuing, direct and immediate and not conditional or contingent upon either the pursuit of any remedies against the Company or any other person or foreclosure of any security interests or liens available to the Seller, its successors, endorsees or assigns.  The Seller may accept any payment(s), plan for adjustment of debts, plan of reorganization or liquidation, or plan of composition or extension proposed by, or on behalf of, the Company or any other guarantor without in any way affecting or discharging the liability of the Guarantor.  If the Obligations are partially paid, the Guarantor shall remain liable for any balance of such Obligations.  This Guaranty shall be revived and reinstated in the event any payment received by the Seller on any Obligation is required to be repaid or rescinded under present or future federal or state law or regulation relating to bankruptcy, insolvency or other relief of debtors.

             1.4       No Discharge.  The Guarantor covenants and agrees that this Guaranty will not be discharged, except by complete performance of its obligations contained herein.

             1.5       Costs and Expenses.  Without limiting any obligation of the Guarantor hereunder, the Guarantor agrees to pay all reasonable fees and costs incurred by the Seller in collecting or securing or attempting to collect or secure this Guaranty or the Obligations, including, without limitation, reasonable attorneys' fees and expenses, whether or not involving litigation and/or appellate or bankruptcy proceedings.

1.6       Representations and Warranties.   The Guarantor hereby represents and warrants to the Seller as follows:  (a) the Guarantor has full power, right and authority to enter into and perform its obligations under this Guaranty, and (b) this Guaranty has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.  No permits, approvals or consents of or notifications to (a) any governmental entities, or (b) any other persons or entities are necessary in connection with the execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby.  Neither the execution and delivery of this Guaranty by the Guarantor nor the performance by it of the transactions contemplated hereby will:

                         (i)         Violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, ruling, injunction, decree or other decision (collectively, "Rules") of any court or other tribunal or any governmental entity or agency binding on the Guarantor or his properties, or conflict with or cause an event of default under any contract or agreement of the Guarantor; or

                         (ii)        Require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental body, person, entity or any other third party.

             1.7       Agreement to Subordinate.  Notwithstanding any other provision of this Guaranty, the Seller hereby agrees to subordinate her rights under this Guaranty to (i) the $1.5 million credit facility obtained by Guarantor on June 4, 2003, provided that such credit facility discharges the personal guarantees provided by the Seller and the Seller's husband for borrowings owed by Guarantor, and (ii) any loan of up to $3.5 million obtained by the Guarantor or the Company, or any renewal or extension thereof that results in the payoff of all amounts outstanding pursuant to Section 1.7(i) hereof (a loan described in Section 1.7(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form acceptable to the financing source providing the Senior Loan (the "Subordination Agreement") and reasonably acceptable to Seller.

 2.         Miscellaneous.

             2.1       Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Guarantor:	P.W. Stephens, Inc.
15201 Pipeline Lane
Huntington Beach, California 92649
Attn: Scott A. Johnson
Facsimile No.: (714) 891-9807

With Copy to:	J. Paul Caver, PC 3102 Maple Avenue, Suite 220 Dallas, TX 75201 Attn: J. Paul Caver, Esq. Facsimile No.: (214) 220-1288

If to the Seller:	Jane C. Barber
1633 Chandelle Lane
Fallbrook, California 92028
Facsimile No.: (760) 723-9207

With Copy to:	Kirkpatrick & Lockhart LLP
201 South Biscayne Blvd., Suite 2000
Miami, FL 33131-2399
Attention: Troy J. Rillo, Esq.
Facsimile No.: (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

             2.2       Waiver of Presentment.  To the fullest extent permitted by law and except as otherwise provided herein, the Guarantor waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Guarantor liable with respect to this Guaranty.

            2.3       Severability.  If any provision of this Guaranty is, for any reason, invalid or unenforceable, the remaining provisions of this Guaranty will nevertheless be valid and enforceable and will remain in full force and effect.  Any provision of this Guaranty that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

            2.4       Amendment and Waiver.  This Guaranty may be amended, or any provision of this Guaranty may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto.  The waiver by any such party hereto of a breach of any provision of this Guaranty shall not operate or be construed as a waiver of any other breach.

             2.5.      Headings.  The subject headings of Articles and Sections of this Guaranty are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

             2.6       Assignment.  This Guaranty will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Guarantor.  Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties and their permitted successors and assigns.

             2.7.      Further Assurances.  Each party will execute all documents and take such other actions as the other parties may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Guaranty.

             2.8       Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the stated beneficiaries of this Guaranty and their respective permitted successors and assigns, any rights or remedies under or by reason of this Guaranty.

             2.9       No Strict Construction.  The language used in this Guaranty will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

             2.10     Event of Default.  For purposes of this Guaranty, an event of default shall be deemed to have occurred hereunder:

                        (a)        If an event of default shall occur under any Transaction Document, including, without limitation, an Event of Default as defined in the Amended and Restated Secured Convertible Note or in the payment or performance of any of the Obligations, the Guarantor shall fail for any reason or for no reason, to forthwith pay or perform such Obligations when due without notice or demand by the Seller in the manner and on the day required this Guaranty; or

                        (b)        If the Guarantor makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Guarantor bankrupt or insolvent; or any order for relief with respect to the Guarantor is entered under any bankruptcy or insolvency laws; or the Guarantor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Guarantor of any substantial part of the assets of the Guarantor, or commences any proceeding relating to the Guarantor under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Guarantor.

                        (c)        If the Guarantor should default in any other obligation set forth in this Guaranty.

                        (d)        If the Guarantor should default in the Security Agreement.

Upon an event of default, all of the obligations of the Guarantor hereunder shall be immediately due and payable without any action on the part of the Seller, and the Seller shall be entitled to seek and institute any and all remedies available to it.  No remedy conferred under this Guaranty upon the Seller is intended to be exclusive of any other remedy available to the Seller, pursuant to the terms of this Guaranty or otherwise.  No single or partial exercise by the Seller of any right, power or remedy hereunder shall preclude any other or further exercise thereof.  The failure of the Seller to exercise any right or remedy under this Guaranty or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof.

2.11     Remedies, Other Obligations, Breaches and Injunctive Relief.  The Seller's remedies provided in this Guaranty shall be cumulative and in addition to all other remedies available to the Seller under this Guaranty or otherwise, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Seller contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Seller's right to pursue actual damages for any failure by the Guarantor to comply with the terms of this Guaranty.  Every right and remedy of the Guarantor under any document executed in connection with this transaction, including but not limited to this Guaranty and the Transaction Documents or under applicable law may be exercised from time to time and as often as may be deemed expedient by the Seller.  The Guarantor acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Seller and that the remedy at law for any such breach may be inadequate.  The Guarantor therefore agrees that, in the event of any such breach or threatened breach, the Seller shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

            2.12     Governing Law; Dispute Resolution.  This Agreement shall be interpreted in accordance with the laws of the State of California without regard to its conflicts of law principles.  Any and all disputes arising under or in connection with this Agreement shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fees and arbitration fees to the Seller if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

2.13     Entire Agreement.  This Guaranty and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

 2.14     Attorneys' Fees.  If the Guarantor fails to strictly comply with the terms of the Guaranty, then the Guarantor shall reimburse the Seller promptly for all fees, costs and expenses, including, without limitation, attorneys' fees and expenses incurred by the Seller in any action in connection with the Guaranty, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Seller's rights, remedies and obligations, (ii) collecting any sums which become due to the Seller, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Seller.

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            IN WITNESS WHEREOF, the parties to this Guaranty have caused this Guaranty to be signed as of the date first written above.

THE GUARANTOR: P.W. STEPHENS, INC.
By:
Name: Title:

                                                                                    THE SELLER:

                                                                                    ___________________________________
                                                                                    Jane C. Barber